UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2023

QUINCE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38890	90-1024039
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Gateway Boulevard, Suite 1250 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 910-5717

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	QNCX	The Nasdaq Stock Market LLC
Series A Junior Participating Preferred Purchase Rights	N/A	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 30, 2023, Erydel Italy, Inc., a Delaware corporation (“EryDel Italy”) and wholly owned subsidiary of Quince Therapeutics, Inc. (the “Company”), entered into that certain promissory note with Erydel S.p.A., a company with shares (società per azioni) incorporated under the laws of Italy (“EryDel”) (the “Promissory Note”), pursuant to which EryDel Italy promised to make advances to EryDel of up to $1.0 million. The Company previously entered into a Stock Purchase Agreement, dated as of July 21, 2023, by and among the Company, EryDel, and the other parties thereto.

Under the terms of the Promissory Note, the principal amount of the note shall be made available in two tranches as follows: (i) an initial tranche, in an aggregate amount of $500,000, with an interest rate of 5.07% per annum, and (ii) a second tranche, up to an aggregate amount of $500,000, with an annual interest rate equal to Applicable Federal Rate for Annual Compounding Short-Term Debt Instruments as at the funding date of such tranche, to be funded to EryDel during the period commencing September 1, 2023 to October 31, 2023. All accrued interest and unpaid interest payable by EryDel under the Promissory Note are payable, at EryDel’s election (i) in kind in arrears (the “PIK Interest”) on the last Business Day of each calendar month (each, an “Interest Payment Date”) by adding such PIK Interest to the outstanding principal amount of the note, or (ii) in cash on each Interest Payment Date.

The Promissory Note will mature on July 1, 2024, provided that, subject to certain conditions, in the event that (i) the closing date occurs under the Stock Purchase Agreement on or before December 31, 2023, or (ii) the Stock Purchase Agreement is terminated for any reason other than by the Company in certain specified circumstances, all obligations of EryDel and EryDel Italy under the Promissory Note shall be deemed to be paid and discharged in full, all unfunded commitments of EryDel Italy to make advances under the Promissory Note shall be terminated, and all other obligations of EryDel shall be deemed terminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 5.02	Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2023, the Board of Directors of the Company approved the appointment of Charles S. Ryan, Ph.D., as the President of the Company, effective as of September 1, 2023. Dr. Ryan, age 59, has been working as a consultant for life sciences companies since November 2022. From May 2021 until October 2022, Dr. Ryan served as a President, Chief Executive Officer, and Chairman of the Board of Directors of Travecta Therapeutics, Pte Ltd, a private biopharmaceutical company. Dr. Ryan served as a member of the Board of Directors and Chief Executive Officer of Neurotrope, Inc., a public biopharmaceutical company, from December 2017 until December 2020. Dr. Ryan also served on the Board of Directors of BioRestorative Therapies, Inc. and Applied DNA Sciences, Inc. until 2019. Dr. Ryan earned his B.A. in Chemistry from The College of Wooster in 1986, his Ph.D. in Oral Biology and Pathology from Stony Brook University in 1990, and his J.D. from Western New England University in 1993.

In connection with his appointment as the Company’s President, the Company and Dr. Ryan entered into an employment offer letter (the “Ryan Offer Letter”). Pursuant to the Ryan Offer Letter, for his service as the President of the Company, Dr. Ryan will receive an annual base salary of $500,000, subject to increases in the discretion of the Company’s Board of Directors from time to time, and is eligible to receive an annual discretionary performance bonus of up to forty percent of his base salary, to be prorated as of his date of hire. In addition, Dr. Ryan is eligible for a monthly cash stipend of $1,800 to assist in covering the cost of his health insurance premium or other medical expenses.

In connection with the commencement of his employment with the Company, the Company granted Dr. Ryan an option to purchase 545,000 shares of the Company’s Common Stock (the “Option”) pursuant to the Company’s 2019 Equity Incentive Plan, with an exercise price equal to the fair market value of the Company’s common stock on the grant date. 25% of the shares subject to the Option will vest one year after the date of the grant and the remaining shares will vest in equal monthly installments over the following three years thereafter, subject to Dr. Ryan’s continuous service with the Company through each applicable vesting date.

In addition, in connection with his appointment as the Company’s President, the Company and Dr. Ryan entered into an executive change in control and severance agreement (the “Ryan Severance Agreement”). The Ryan Severance Agreement provides for severance benefits upon a qualifying termination of employment, including modified severance benefits on a qualifying termination of employment in connection with a change in control.

If the Company terminates Dr. Ryan’s employment without “cause” or if he resigns for “good reason” (as such terms are defined in the Ryan Severance Agreement), he is entitled to the following severance payments and benefits, subject to a release of claims in favor of the Company: (1) 12 months of base salary continuation payments, generally payable in accordance with the Company usual payroll practices; (2) 100% of his target annual bonus for the year in which the termination occurs, prorated for his period of service with the Company during such year; (3) accelerated vesting of 50% of any outstanding time-vesting equity awards; (4) accelerated vesting of outstanding performance-vesting equity awards, with all applicable performance goals and other vesting criteria generally being deemed achieved at 50% of target; and (5) a lump-sum payment equal to the cost of 12 months of premiums for continued health benefits.

In the event that Dr. Ryan’s employment is terminated by the Company without “cause” or by Dr. Ryan for “good reason” within three months prior and 18 months after a “change in control” of the Company (as such terms are defined in the Ryan Severance Agreement), Dr. Ryan would instead be entitled to the following severance payments and benefits, subject to a release of claims in favor of the Company: (1) a lump-sum cash severance payment equal to 18 months of his then-current base salary; (2) 150% of his target annual bonus for the year in which the termination occurs, prorated for his period of service with the Company during such year; (3) accelerated vesting of 100% of any outstanding time-vesting equity awards; (4) accelerated vesting of outstanding performance-vesting equity awards, with all applicable performance goals and other vesting criteria generally being deemed achieved at 100% of target as of the later of his termination or such change in control; and (5) a lump-sum payment equal to the cost of 18 months of premiums for continued health benefits.

The foregoing descriptions of the Ryan Offer Letter and the Ryan Severance Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2023.

There are no family relationships between Dr. Ryan and any of the Company’s current or former directors or executive officers. Dr. Ryan is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2023	QUINCE THERAPEUTICS, INC.

	By:	/s/ Dirk Thye
Dirk Thye
Chief Executive Officer